SHARED SERVICES AND COST SHARING AGREEMENT

This SHARED SERVICES AND COST SHARING AGREEMENT (collectively with the attached schedules incorporated herein, this “Agreement”) is effective as of January 1, 2020 (the “Effective Date”), and is made by and among the following:

(i)ATHENE EMPLOYEE SERVICES, LLC, an Iowa limited liability company (“AES”);

(ii)ATHENE ANNUITY AND LIFE COMPANY, an Iowa corporation (“AAIA”);

(iii)P.L. ASSIGNED SERVICES, INC., a New York corporation (“PLAS”);

(iv)ATHENE ANNUITY & LIFE ASSURANCE COMPANY OF NEW YORK, a New York corporation (“AANY”); and

(v)ATHENE LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation (“ALICNY”).

Each of AES, AAIA, PLAS, AANY, and ALICNY shall be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, each Party hereto is an affiliate of one another;

WHEREAS, AES and AAIA have certain personnel and/or resources which would be of value to the other Parties in connection with the performance of certain services relating to such Party’s business;

WHEREAS, each Party desires to utilize such personnel and/or resources to provide and/or receive services under the terms of this Agreement; and

WHEREAS, the Parties desire that other affiliates have the ability to become a Party hereto from time to time in the future.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, agree as follows:

1.Services.

(a)The term “Service Provider” shall mean (i) AES, if AES is providing services to any of PLAS, AANY, and ALICNY, hereunder, or (ii) AAIA, if AAIA is providing services to any of PLAS, AANY, and ALICNY hereunder, in each case, as the context may warrant. The term “Service Recipient” shall mean any of PLAS, AANY, and ALICNY, in each case, as the context may warrant, receiving services from AES or AAIA.

(b)A Party may be both a Service Provider and a Service Recipient hereunder with respect to different services, and any services may be provided to one or more Parties hereunder. A Service Provider may provide services hereunder either directly or through its subsidiaries; provided, that any services provided through a Service Provider’s subsidiaries shall be subject to the provisions of Section 15 hereof, except that the Service Recipient’s consent shall not be required.

(c)Upon mutual agreement of a Service Recipient and a Service Provider, which need not be in writing, a Service Provider shall provide one or more of the services identified on Schedule A to such Service Recipient. Schedule A identifies which Services may be provided by which Service Provider, and such Schedule may be amended from time to time by mutual agreement of the Parties hereto. The terms and conditions relating to any request for and provision of services under this Agreement shall be fair and reasonable.

(d)Each Service Provider agrees that in providing services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances and experience in such matters and in accordance with the standards, practices, policies, procedures and guidelines it has established for its own business. Each Service Provider shall perform services according to such other standards and guidelines as may be mutually agreed upon by it and the Service Recipient. Each Service Provider shall comply with all laws, regulations, rules and orders applicable to, and where applicable co-operate with any regulator (including providing access to data and records) who has jurisdiction over, (i) the applicable Service Recipient with respect to the services provided hereunder and (ii) such Service Provider. Each Service Provider agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the services performed by it under this Agreement.

(e)In providing services hereunder which require the exercise of judgment by a Service Provider, such Service Provider shall perform such service in accordance with any standards and guidelines the Service Recipient develops and communicates to such Service Provider. In performing any services hereunder, each Service Provider shall at all times act in a manner reasonably calculated to be in, or not opposed to, the best interests of the applicable Service Recipient. Service Recipients shall monitor the provision of Services annually for quality assurance.

(f)With respect to any underwriting functions and services that are performed for or provided to a Service Recipient by Service Provider pursuant to this Agreement, it is understood that (i) Service Provider shall perform such services in accordance with underwriting guidelines and procedures established by the Service Recipient from time to time and communicated in writing to Service Provider by Service Recipient; and (ii) the Service Recipient shall retain all final underwriting authority. With respect to the collection of premiums, deposits and other remittances from policyholders (including payment of principal or interest on policy loans), Service Provider shall act in a fiduciary capacity with respect to such payments, hold such payments for the benefit of Service Recipient, and after the required processing of such payments, will immediately deposit such payments in one or more bank accounts established in the name of Service Recipient and subject to the control of officers of Service Recipient. With respect to claims processing, (i) final decisions will be based upon guidelines and procedures established and approved by Service Recipient from time to time and communicated in writing to Service Provider by Service Recipient, and (ii) Service Recipient retains final approval authority on all claim payments. Payment of claims shall be made using Service Recipient checks. In performing claim services for Service Recipient pursuant to this Agreement, Service Provider shall obtain and maintain all necessary licenses and permits required in order to comply with applicable laws and regulation, including an Independent Adjuster’s License.

(g)The performance of services by a Service Provider for any Service Recipient pursuant to this Agreement shall in no way impair the absolute control of the business and operations of such Service Provider or such Service Recipient by their respective Boards of Directors. Each Service Provider shall act hereunder so as to assure the separate operating and corporate identity of all Service Recipients. The business and operations of the Service Recipients shall at all times be subject to the direction and control of their respective management and Boards of Directors.

(h)Each Service Provider agrees that any and all personal contact or communication, both oral and written, with any Service Recipient’s policyholders, insureds, and beneficiaries will be done in the name of and on behalf of such Service Recipient. Further, each Service Provider agrees to use such Service Recipient’s letterhead for all such written communications. Service Provider further agrees that if any of its employees who have direct contact with AANY or ALICNY policyholders, insureds, beneficiaries or applicants, perform such services from a location outside the State of New York, Service Provider will establish and maintain a toll-free telephone number for use by AANY and ALICNY policyholders, insureds, beneficiaries and applicants.

(i)Notwithstanding anything to the contrary in this Agreement, in providing Services, no party shall have liability hereunder except for its willful misconduct or gross negligence.

2.Service Fees.

(a)Each Service Recipient reasonably agrees to reimburse a Service Provider for services and facilities (except aircraft services described in (b) below) provided by such Service Provider to such Service Recipient pursuant to this Agreement at cost. The charge to a Service Recipient for such services and facilities shall include all direct and indirectly allocable expenses.

(b)For the aircraft services described on Schedule A, each Service Recipient agrees to reimburse AES a reasonable hourly rate per person equivalent to the charter rates charged to third parties plus a reasonable booking fee per person per flight booked. The effective current hourly rate and administrative fees are available from the finance department at AES.

(c)The methods for allocating expenses to a Service Recipient shall be determined according to (i) the time actually incurred by or on behalf of the Service Provider, (ii) the usage of assets by the Service Recipient, (iii) the proportion of revenue shared between the Parties under this or any related contract to which the services or expenses are related, or (iv) under any other reasonable method supported by a transfer pricing study, and in accordance with requirements prescribed in applicable insurance laws and regulations, including 11 New York Code of Rules and Regulations 91 Section 91.1 (Insurance Regulation No. 33). Such methods shall be modified and adjusted by mutual written agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by a Service Provider for the benefit of a Service Recipient.

(d)If a Service Recipient reasonably determines that the services performed hereunder are not satisfactory or that the fees charged are not in accordance with the terms and conditions of this Agreement, such Service Recipient and such Service Provider agree to negotiate to resolve such dispute in good faith and during such negotiations is hereby authorized to withhold payment for such service until the matter in dispute is resolved or the fees charged are substantiated or adjusted appropriately. Adjustments for errors and a final settlement shall be made no more than sixty (60) days after this Agreement expires or terminates.

3.Accounting and Payments. Each Service Provider shall submit to each Service Recipient, within thirty (30) days following the end of each month (or such shorter period as the Parties may agree), a written statement, general ledger records, or such other documentation as agreed upon between the Parties evidencing the amount estimated to be owed by such Service Recipient for services and the use of facilities pursuant to this Agreement in that month (or such other period as the Parties may agree), and each Service Recipient shall pay to any Service Provider within fifteen (15) days following receipt of such written statement the amount set forth in the statement. Within sixty (60) days following the end of each calendar quarter, each Service Provider shall submit to each Service Recipient a statement of actual apportioned expenses for the prior calendar quarter showing the basis for the apportionment of each item. Any Service Recipient may request a written statement from a Service Provider setting forth, in reasonable detail, the nature of the services rendered or expenses incurred and other relevant information to support the charge. Any difference, whether an underpayment or overpayment, between the amount of the estimated apportioned expenses paid by a Service Recipient and the amount of the actual apportioned expenses shall be paid to the Service Provider or the Service Recipient, as applicable, within fifteen (15) days following receipt of such statement of actual apportioned expenses. All settlements shall be in compliance with the NAIC Accounting Practices and Procedures Manual. No Service Recipient shall advance funds to a Service Provider except to pay for Services as defined in this Agreement.

4.Capacity of Personnel; Status of Facilities; Shared Employees.

(a)Whenever any Service Provider utilizes its personnel to perform services for a Service Recipient pursuant to this Agreement, such personnel shall at all times remain employees or independent contractors (or employees of independent contractors) of such Service Provider, subject solely to its direction and control. No Service Recipient shall have liability to any such persons for their welfare, salaries, fringe benefits, legally required employer contributions or tax obligations, except as provided in Section 4(c) hereof.

(b)No facility of any Service Provider used in performing services for, or subject to use by, any Service Recipient shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

(c)To the extent that any person employed by a Party hereto serves as an officer or employee of any other Party hereto (each, a “Shared Employee”), a proportionate share of the direct and indirect salary and benefits of each such person (including, but not limited to, welfare, salaries, fringe benefits, legally required employer contributions and tax obligations) shall be allocated based on an estimate of time spent performing services on behalf of each such Party, and the charges for any such services, and accounting and payment therefor, shall be as provided for services otherwise performed under this Agreement.

5.Third-Party Contracts. A Service Provider may have existing relationships or agreements pursuant to which third parties provide services or equipment to it. Any Service Recipient may find that it is economically more beneficial to obtain such services or equipment from the third party under the terms and conditions available to such Service Provider. In that event, a Service Recipient may request that such Service Provider obtain certain services or equipment for the Service Recipient. In these instances, the actual costs incurred by the Service Provider, without any mark-up, will be accumulated and billed to the Service Recipient on a monthly basis in accordance with Section 3, or at such other frequencies as the Parties may agree. The Service Recipient shall, to the extent required by the Service Provider, comply with requirements that may be placed on Service Provider in connection with the sharing of such service (for instance, the Service Recipient shall, for the benefit of the Service Provider, comply with confidentiality provisions that may be applicable on the Service Provider or the Service Recipient in connection with services shared by the Service Provider). The Service Provider shall not have liability to the Service Recipient for such third parties.

Nothing herein shall be deemed to grant a Service Provider an exclusive right to provide services to any Service Recipient, and all Service Recipients retain the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities that are the same as or similar to those being provided to a Service Recipient pursuant to this Agreement. A Service Provider, with a Service Recipient’s consent, shall have the right to subcontract with any third party, affiliated or unaffiliated, for the performance of services requested by such Service Recipient; provided, that the Service Provider shall remain responsible for the performance of services by any such subcontractors in accordance with the terms of this Agreement; and provided, further, that the charges for any such services subcontracted to an affiliate shall be determined on the basis described in Section 2. With respect to significant services that are subcontracted, this Agreement shall be amended and filed with the New York State Department of Financial Services for appointing/changing a subcontractor or changing subcontractor services.

6.Term. This Agreement shall have an initial term of one year, starting on the Effective Date, and shall automatically renew for successive one-year terms unless terminated as provided in accordance with Section 7 below.

7.Termination and Indemnification.

(a)Any Party may terminate this Agreement as to itself at any time and for any reason by providing the other Parties at least thirty (30) days’ prior written notice of its desired termination date; provided, however, that (i) any Party hereto may terminate this Agreement as to itself immediately upon the insolvency of another Party or the appointment of a conservator, liquidator or statutory successor of another Party, except as described in Section 21, and (ii) a non-breaching Party may terminate this Agreement as to itself upon any material breach of any material term of this Agreement by another Party, where such other Party fails to cure such breach within fifteen (15) days following receipt of written notice thereof.

(b)Any notice of termination shall be sent to all Parties hereto, and a Party who is an insurance company shall also send the notice to its domiciliary insurance regulator; provided, that this Agreement shall remain in full force and effect with respect to such other Parties unless and until any or all of such other Parties shall elect to terminate this Agreement.

(c)Upon any termination of this Agreement and for a period of up to six (6) months following termination, all Service Providers shall provide such services as may be reasonably requested by any Service Recipient to provide for the orderly transition of the services provided hereunder to another service provider designated by such Service Recipient. Such Service Recipient shall reimburse each Service Provider at cost for the provision of any such transition services.

(d)Any Service Recipient, upon ninety (90) days’ prior written notice to any Service Provider, may terminate any one or more of the services to be furnished hereunder by such Service Provider to such Service Recipient. Any such partial termination with respect to specific services shall not be deemed to terminate this Agreement in its entirety or to affect the remaining Parties.

(e)The Service Provider shall indemnify and hold harmless each Service Recipient, for and against any and all claims or losses arising out of or relating to the gross negligence or willful misconduct of the Service Provider.

8.Offset. Any two (2) Parties may offset any amounts due one another from amounts that are to be paid one another under this Agreement.

9.Governing Law. The laws of the state of New York (without giving effect to its conflicts of law principles) govern all matters arising out of this Agreement.

10.Regulator Approval. This Agreement is subject to the prior approval or nondisapproval, as applicable, of the domiciliary insurance regulator of each Party which is an insurance company.

11.Amendments. This Agreement may not be altered or amended except by written agreement signed by all Parties and with the prior approval of the domiciliary insurance regulator of each Party which is an insurance company. Notwithstanding the foregoing, the Parties agree that other affiliates may become Parties hereto from time to time in the future without the necessity of an amendment by executing a joinder agreement agreeing to be bound by the terms and conditions of this Agreement. Copies of any such joinder agreement shall be provided to all other Parties to this Agreement.

12.Books and Records.

(a)All records, books and files established and maintained by any Service Provider by reason of its respective performance of services under this Agreement, which absent this Agreement would have been held by a Service Recipient, shall be deemed to be and shall remain the property of such Service Recipient and shall be maintained in accordance with applicable law and regulation applicable to such Service Provider, unless such Service Recipient notifies the Service Provider in writing that such records must be maintained in a particular manner, which the Service Provider shall use commercially reasonable efforts to do at the expense of the Service Recipient. Such records shall, upon reasonable request of Service Recipient, be available, during normal business hours, for inspection by such Service Recipient, anyone authorized by such Service Recipient, and any governmental agency that has regulatory authority over a Service Recipient’s business activities. Copies of such records, books and files shall, at such Service Recipient’s expense, be delivered to a Service Recipient promptly on written demand. Copies of all such records, books and files shall, at the applicable Service Recipient’s expense, be promptly transferred to the applicable Service Recipient by the applicable Service Provider upon termination of this Agreement.

(b)All Service Providers and Service Recipients shall maintain their own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as a Service Recipient may reasonably request for purposes of its internal book-keeping and accounting operations. Each Service Provider shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by a Service Recipient and persons authorized by a Service Recipient or any governmental agency having jurisdiction over a Service Recipient upon reasonable request during all reasonable business hours. Service Provider shall maintain back-up records, which will be made available to Service Provider as requested in the event of a disaster. AES is part of the larger Athene business continuity and disaster recovery plan which includes a disaster recovery site.

(c)Each Service Recipient and persons authorized by it or any governmental agency having jurisdiction over a Service Recipient shall have the right, at a Service Recipient’s expense, to conduct an audit of the relevant books, records and accounts of a Service Provider upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, the Service Provider shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours.

(d)All Service Providers shall maintain back-up records, which will be available to Service Recipients in the event of a disaster.

13.Accounting Services.

(a)All records shall be maintained in accordance with 11 New York Code of Rules and Regulations 243 (Insurance Regulation No. 152). In addition to the foregoing, a computer terminal, which is linked to the electronic system that generates the electronic records that constitute a Service Recipient’s books of account, shall be kept and maintained at a Service Recipient’s principal office, and for PLAS, AANY and ALICNY, at their principal office in New York. During all normal business hours, there shall be ready availability and easy access through such terminal (either directly by personnel of the domiciliary insurance regulator of such Service Recipient that is an insurance company, including the New York State Department of Financial Services personnel, or indirectly with the aid of such Service Recipient’s employees) to the electronic media used to maintain the records comprising a Service Recipient’s books of account. The electronic records shall be in a readable form.

(b)Each Service Provider shall, at the expense of the applicable Service Recipient, use commercially reasonable efforts to maintain format integrity and compatibility of the electronic records that constitute a Service Recipient’s books of account. If the electronic system that created such records is to be replaced by a system with which the records would be incompatible, each Service Provider shall, at the expense of the applicable Service Recipient, use commercially reasonable efforts to convert such pre-existing records to a format that is compatible with the new system.

(c)Each Service Provider shall maintain backup (in hard copy or another durable medium, as long as the means to access the durable medium is also maintained at a Service Recipient’s principal office) of the records constituting a Service Recipient’s books of account. Upon written and reasonable request of such Service Recipient and at its sole expense, such backup shall be forwarded to the respective Service Recipients.

(d)All fund and invested assets of the Service Recipient are the exclusive property of the Service Recipient, held for the benefit of the Service Recipient, and are subject to the control of the Service Recipient.

14.Arbitration.

(a)Any controversy arising out of or in connection with this Agreement shall be settled by arbitration in the State of New York or any other mutually agreeable location in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any award rendered thereon shall be enforceable in any court of competent jurisdiction. Notwithstanding Section 9, any such arbitration and this Section 14 shall be governed by Title 9 of the U.S. Code (Arbitration).

(b)The arbitration shall be conducted by three (3) independent and impartial arbitrators, one to be chosen by the applicable Service Provider(s), one to be chosen by the applicable Service Recipient(s) and the third by the two so chosen, all of whom shall be executive officers or retired officers of life insurance companies other than the Parties or any of their respective affiliates or subsidiaries.

(c)Unless the arbitrators decide otherwise, each Party will bear the expense of its own arbitration activities, including any outside attorney and witness fees, the Service Provider(s) and the Service Recipient(s), respectively, shall jointly bear the expense of their respective appointed arbitrator and all Parties to the arbitration will jointly bear the expense of the third arbitrator.

15.Safeguarding Customer Information.

(a)In providing services hereunder, each Party shall implement appropriate security measures designed to meet the objectives of applicable insurance laws and regulations, including: (i) ensuring the confidentiality, security and integrity of the other Parties’ respective information regarding its clients’ and applicants’ nonpublic confidential information (“Customer Information”); (ii) protecting against anticipated threats or hazards to the security or integrity of Customer Information; and (iii) protecting against unauthorized access to or use of Customer Information. Each Service Provider shall adjust its information security program at the request of a Service Recipient for any relevant changes dictated by a Service Recipient’s assessments of risk around its Customer Information and customer information systems. Each Party agrees that during the term of this Agreement and thereafter, it shall not use, or permit any person or entity access to, any Customer Information except as permitted in connection with the performance of services hereunder. Each Party acknowledges that it shall be permitted to disclose Customer Information only to its employees, subcontractors, consultants and agents who have a need to know such information or otherwise in connection with its performance of its duties hereunder. In addition, a Party may disclose Customer Information if such disclosure is required by law or upon order of any competent court or law enforcement agency.

(b)Each Party shall monitor from time to time its Customer Information systems for security breaches, violations and suspicious activity relating to the Customer Information. If a breach, violation or suspicious activity affecting the Customer Information is detected, the Party shall (i) notify the affected Parties promptly upon knowledge of such breach, violation or suspicious activity and (ii) fix or patch the security problem within a reasonable period of time.

(c)For a period of seven (7) years after the termination or expiration of this Agreement, each Party will maintain, and will provide the other Parties reasonable access to, system records and logs regarding the use of the Customer Information systems as contemplated by this Agreement. Each Party shall have the right to review and inspect such records upon thirty (30) days’ advance written notice and during reasonable business hours. Inspections permitted under this Section 15(c) shall occur no more frequently than once per year and shall be conducted under the supervision of the inspecting Party.

(d)Subject to a Party’s own security requirements, each Party shall allow the other Parties to conduct, at such other Parties’ expense, reasonable inspections of the Customer Information systems upon thirty (30) days’ prior written notice and during reasonable business hours. Inspections permitted under this Section 15(d) shall occur no more frequently than once per year.

(e)Confirming evidence that a Service Provider has satisfied its obligations under this Section 15 shall be made available, during normal business hours, for inspection by the applicable Service Recipient, anyone authorized by such Service Recipient and any governmental agency that has regulatory authority over such Service Recipient’s business activities.

16.Assignment. This Agreement may not be assigned by any Party hereto. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

17.Notices. All notices, statements or requests provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when sent by certified or registered mail, postage prepaid or overnight courier service or upon confirmation of transmission if sent by telecopier or e-mail in accordance with the notice details set forth on Schedule B.

18.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19.Entire Agreement. This Agreement, together with any attached schedules, constitutes the sole and entire agreement between the Parties relating to the subject matter hereof.

20.No Waiver. No delay or failure by any Party to exercise any of its rights or remedies hereunder shall operate as a waiver thereof.

21.Provisions in the Event of Insurance Company Receivership. If one of the Parties that is an insurance company is placed in receivership or seized by the insurance commissioner under the relevant state’s receivership act, then: (1) all of the rights of the insurance company under this Agreement shall extended to the receiver or commissioner; and (2) all Service Providers will immediately make available to the receiver or the commissioner all books and records, and the Service Providers will turn over such books and records to the receiver or commission immediately upon request. No Party shall have an automatic right to terminate this Agreement upon the receivership of an insurance company. All other Parties will continue to maintain any systems, programs or other infrastructure notwithstanding the receivership of an insurance company, and the Parties will make those systems available to the receiver or commissioner for so long as the Parties continue to receive timely payment for services rendered and costs expended.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date set forth in the introductory paragraph.

Athene Employee Services, LLC

                         /s/ Travis Tweed
                        Name: Travis Tweed
                        Title: VP, Controller and Treasurer

Athene Annuity and Life Company

                         /s/ Grant Kvalheim
                        Name: Grant Kvalheim
                        Title: CEO & President

P.L. Assigned Services, Inc.

                         /s/ Blaine Doerrfeld
                        Name: Blaine Doerrfeld
                        Title: President and Secretary

Athene Annuity & Life Assurance Company
of New York

                         /s/ Travis Tweed
                        Name: Travis Tweed
                        Title: VP, Controller and Treasurer

Athene Life Insurance Company of New
York

                         /s/ Grant Kvalheim
                        Name: Grant Kvalheim
                        Title: CEO & President

Schedule A
SERVICES AVAILABLE FROM SERVICE PROVIDERS
1.Producer Management.
Service Provider: AES
Service Recipients: AANY, ALICNY
A full range of services relating to master general agents, general agents, agents, brokers and other producers (collectively, “Producers”), which include, without limitation: (a) compliance investigations of Producers and Producer practices; (b) developing alternative compensation, benefits and financing plans for Producers; (c) supporting Producer communications; and (d) designing and implementing training programs, including training programs related to product features, insurance industry developments and legal compliance requirements.
Service Provider: AAIA
Service Recipients: AANY, ALICNY
A full range of services relating to master general agents, general agents, agents, brokers and other producers (collectively, “Producers”), which include, without limitation: (a) due diligence investigations of Producers for appointment; (b) administering Producer licenses, contracts and compensation and maintaining a computer database reporting license and contract status; (c) providing Producer payroll services, including the calculation of commissions, generating electronic fund transfers and delivering checks; and (d) supporting Producer communications.

2.Reinsurance and Underwriting.
Service Provider: AES
Service Recipients: AANY, ALICNY
Reinsurance and underwriting services, which include, without limitation: (a) provide advice with respect to reinsurance retention limits; (b) provide advice with respect to the negotiation of reinsurance treaties; (c) provide advice and support with respect to the management of reinsurer relationships; (d) provide advice and assist in the development of appropriate underwriting guidelines; (e) review applications for conformity with underwriting criteria; (f) perform all underwriting pertaining to such applications; (g) identifying and engaging third party service providers (including, without limitation, fraud prevention and laboratories) utilized in the underwriting process; and (h) designate as ready for issue all policies and contracts which fall within each Service Recipient’s underwriting criteria. Each Service Recipient expressly understands that all underwriting decisions ultimately are the responsibility and subject to the control of such Service Recipient and its Board of Directors and management.
3.Human Resources.
Service Provider: AES

Service Recipients: PLAS, AANY, ALICNY
A full range of human resource services, which include, without limitation, corporate compensation, benefits, management development, payroll and general services. The corporate compensation function involves establishing compensation levels, administering benefit plans, and implementing salary programs. The benefits function revolves around policy setting, negotiating with vendors, administering retiree benefits and pay, and administering 401(k) and benefit programs. Management development involves the design and development of management training programs, internship programs, and corporate orientation. The payroll function includes account reconciliation, preparation of W-2s, preparation of paychecks, and a variety of other activities. General services include employee relations, recruiting, applicant review, hiring, orientation, and performance management.
4.Transportation.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of transportation services, which include, without limitation, arranging for transportation and Service Recipient’s usage of aircraft in which Service Provider owns a partial interest, if any. The aircraft are utilized for transporting personnel to various locations to conduct various business initiatives and operations.
5.Legal.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of legal services, which include, without limitation: (a) corporate governance; (b) contract structuring and review, including agent contracts and policy forms; (c) investment review; (d) litigation support, including agent and policyowner litigation; and (e) regulatory and market conduct compliance. In connection with the handling, defense and settlement of any pending or threatened litigation or other claims involving more than one Party hereto (or the officers, directors and/or the employees of one or more Party hereto), the Service Provider may allocate among such Parties (i) any of the Service Provider’s service fees relating thereto, (ii) the fees and expenses of outside counsel and other experts, (iii) any settlement payments or advances of or reimbursements of costs or expenses made or to be made in connection with any indemnification relating thereto, and (iv) any settlement payments made or to be made, in such proportion as is appropriate to reflect the relative benefit received by each Party in connection with the underlying matter, as well as the relative fault of each Party in connection with such matter, taking into account any available insurance or rights to contractual indemnification from third parties.
6.Facilities Management.
Service Provider: AAIA
Service Recipients: AES, PLAS, AANY, ALICNY
A full range of facilities management services, which include, without limitation, managing all of the facilities that Service Recipients occupy. This includes responsibility for planning, managing and administering leases, workspace allocations and designs, leasehold improvements, internal moves, and maintenance and security as well as coordinating the corporate conference center.
7.Tax.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of tax services, which include, without limitation: (a) planning and development of tax strategies; (b) research of the tax impact for transactions; (c) computation of tax accruals and expenses for financial reporting; (d) preparation and filing of federal, state and local tax returns; and (e) support for tax authorities’ examinations.
8.Audit Services.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of audit services, which include, without limitation: (a) internal audit activities, such as internal control, EDP and operational reviews; (b) coordination and assistance with external audits and regulatory examinations; and (c) compliance with rules and regulations surrounding accounting controls including applicable Model Audit Rules and Sarbanes-Oxley.
9.Communications.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of communication services, which include, without limitation: (a) the preparation and publication of external communications, human resource recruiting materials, and training materials; (b) establishing and maintaining internal and external web sites; and (c) all corporate communication with employees.

10.Printing and Supplies.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY,
A full range of printing services and management of externally generated materials and mainframe computer reports, and a full range of supply and supplies management services, which include procurement of office and related supplies as well as promotional items for agents, customers, and employees.
Service Provider: AAIA
Service Recipients: PLAS, AANY, ALICNY

A full range of printing services, which include, without limitation, internally generated materials and mainframe computer reports.
11.Telecommunications.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY,
A full range of telecommunications services, which include, without limitation: (a) local and long-distance telephone service and cellular phone and “blackberry” service; (b) analyst/technician services; (c) clerical/switchboard assistance; and (d) installation services.
12.Mail and Delivery.
Service Provider: AAIA
Service Recipients: PLAS, AANY, ALICNY,
A full range of mail and delivery services, which include, without limitation: (a) collecting and sorting mail; (b) scanning, imaging, and indexing insurance policy information; (c) managing relationships with and procuring services of private, third party delivery services; and (d) other related activities.
13.Information Technology.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY,
A range of information technology services, which include, without limitation: (a) administering, maintaining and operating policy administration and other operating systems (including, without limitation, any systems that support the provision of any other services listed in this Schedule A); (b) providing support for personal computer and network applications and users (including, without limitation, maintaining network security); and (c) offering computer programming services on a project basis. In addition, Service Recipients may receive certain IT services from Rackspace International GmbH or its affiliates pursuant to the Global Services Agreement attached as Exhibit A-1 hereto.
14.Executive/ Strategic and Operations Management.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of management services, which include, without limitation: (a) strategic management services, including development and implementation of corporate-wide and line of business strategic plans; and (b) oversight of operations management services, including monitoring and analysis of corporatewide, line of business and individual affiliate processes and results.
Service Provider: AAIA
Service Recipients: PLAS, AANY, ALICNY

A full range of management services, which include, without limitation, operations management services, including monitoring and analysis of corporatewide, line of business and individual affiliate processes and results.
15.Records.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of electronic record services, which include, without limitation, archiving and maintaining documents and records, and identifying and engaging third party service providers in connection with the same.
Service Provider: AAIA
Service Recipients: PLAS, AANY, ALICNY
A full range of record services, which include, without limitation, imaging, archiving and maintaining documents and records and also microfilming and storing policyholder information.
16.Sales and Market Development.
Service Provider: AES
Service Recipients: AANY, ALICNY
A full range of sales and market development services, which include, without limitation: (a) advanced sales support; (b) convention planning and cost; (c) marketing communications and advertising; and (d) education and training.
17.Compliance.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of compliance services, which include, without limitation: (a) establishment, implementation, and monitoring of consistent sales practices through agent training, education, and standardization of forms and illustrations to comply with regulatory requirements and corporate objectives; (b) logging, researching, responding to and monitoring customer complaints; (c) logging, researching and responding to requests, inquiries and other correspondence from regulatory authorities; (d) managing market conduct and other regulatory examinations; (e) obtaining and maintaining required licenses; and (f) creating and administering anti-money laundering and privacy programs.
18.Administration Services.
Service Provider: AAIA
Service Recipients: AES, PLAS, AANY, ALICNY,
A full range of administrative services, which include, without limitation, administrative support for policy issuance, maintenance, and terminations. Included within these services are the following: (a) receiving and processing applications, amendments and riders; (b) generating physical policies, contracts, amendments and riders; (c) customer billing and maintaining and updating customer payment records; (d) responding to customer inquiries; (e) administering requested policy or contract modifications consistent with applicable underwriting guidelines; (f) claims processing (contestable and non-contestable) and agency services; and (g) paying benefits.
19.Product Management.
Service Provider: AES
Service Recipients: AANY, ALICNY
A full range of product management services, which include, without limitation: (a) product development and design; (b) product performance monitoring; (c) modeling analysis; (d) pricing determination; (e) actuarial support of reinsurance programs; (f) illustration capabilities; and (g) support and policy filings for new and existing policies.
20.Actuarial and Corporate Valuation.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of actuarial and corporate valuation services, which include, without limitation: (a) actuarial support for the calculation of the amortization of deferred policy acquisition costs and acquired value of in-force; (b) actuarial analysis of financial reporting results; (c) financial reporting assistance; (d) financial management and planning activities; (e) expense analysis; (f) product profitability analysis; (g) cash flow testing; and (h) policy reserve establishment.
21.Financial Services and Accounting.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of financial services, which include, without limitation: (a) general, statutory and line of business accounting, and related financial reporting and filings; (b) reinsurance accounting and administration of nonaffiliated third party reinsurance agreements; (c) financial administration of incentive compensation programs; (d) analysis of actual to planned and historic statutory financial results; (e) investment accounting; (f) implementation, management and oversight of accounting systems and operations; (g) strategic financial services, including (i) budgeting, (ii) development and implementation of corporate-wide and line of business financial plans, (iii) financial analysis and (iv) monitoring and analysis of corporate-wide, line of business and individual affiliate financial results and profitability, including business intelligence and detailed sales reporting and analysis; and (h) services relating to maintenance of ratings, which include, without limitation, production of information for rating agencies on a periodic and ad hoc basis and modeling of assets and liabilities based on rating agency models and criteria.
22.Accounts Payable and Treasury.
Service Provider: AES

Service Recipients: PLAS, AANY, ALICNY
A full range of accounts payable and treasury services, which include, without limitation: (a) cash and liquidity management, including investments in short term cash equivalents; (b) cash planning, modeling and projections; (c) coordination between investment, liability and executive teams for cash requirements; (d) implementation and management of short term cash financing facilities; (e) proper planning in connection with processing accounts payables and other third party liabilities; and (f) opening and maintenance of bank accounts.
AES shall also serve as a Cash Manager to handle the collection and/or payment of funds on behalf of Service Recipients. Cash management services shall only apply to amounts equal to or less than 3% of the Service Recipient’s respective admitted assets. All intercompany payable and receivables created as part of the cash management services shall be settled within thirty (30) days from the date of establishment. If a Party is unable to settle intercompany payables and receivables in such time, the Parties may mutually agree to delay settlement until a date agreed upon by the Parties, but not later than ninety (90) days after the payable and corresponding receivable are established.
23.Mergers, Acquisitions and Divestitures.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of corporate development services relating to mergers, acquisitions and divestiture activities, which include, without limitation, strategic, financial, legal and management activities related to the potential acquisition of, or mergers with, target companies or sales of existing companies or lines of business.

24.Risk Management.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of risk management services, which include, without limitation, identifying and managing potential market, financial, legal and other risks relating to assets, liabilities, operations, the applicable regulatory environment and other aspects of the business, including the modeling and hedging of such risks along with the probabilities of occurrence, and asset-liability matching and management.
25.Shareholder Activities.
Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY
A full range of services relating to shareholder activities, which include, without limitation, capital raising and financial reporting and preparation and administration of shareholder meetings.
26.Aircraft Services.

Service Provider: AES
Service Recipients: PLAS, AANY, ALICNY,
A full range of air charter travel services, which include, without limitation, booking for travel, flight amenities, and other standard charter costs.

Schedule B

NOTICE DETAILS

Athene Employee Services, LLC
7700 Mills Civic Parkway
West Des Moines, IA 50266
Attention: Blaine Doerrfeld
(515) 342-2376
legal@athene.com

Athene Annuity and Life Company
7700 Mills Civic Parkway
West Des Moines, IA 50266
Attention: Blaine Doerrfeld
(515) 342-2376
legal@athene.com

P.L. Assigned Services, Inc.
7700 Mills Civic Parkway
West Des Moines, IA 50266
Attention: Blaine Doerrfeld
(515) 342-2376
legal@athene.com

Athene Annuity & Life Assurance Company of New York
7700 Mills Civic Parkway
West Des Moines, IA 50266
Attention: Blaine Doerrfeld
(515) 342-2376
legal@athene.com

Athene Life Insurance Company of New York
7700 Mills Civic Parkway
West Des Moines, IA 50266
Attention: Blaine Doerrfeld
(515) 342-2376
legal@athene.com